                                                                       EXHIBIT 2

                       SUBSCRIPTION AND SUPPORT AGREEMENT

               THIS AGREEMENT made this 17th day of October, 2003.

BY AND AMONG:
                   ROYAL CAPITAL MANAGEMENT INC.

                   a corporation incorporated under the laws of the Province of Ontario

                   (hereinafter referred to as the "PURCHASER")

                                                              OF THE FIRST PART;
                   - AND -

                   PERLE SYSTEMS LIMITED

                   a corporation incorporated under the laws of the Province of Ontario

                   (hereinafter referred to as the "CORPORATION")

                                                             OF THE SECOND PART,

BACKGROUND:

         WHEREAS the Corporation is engaged in the business of the development manufacture and sale of networking products (the "BUSINESS");

         AND WHEREAS the Corporation is indebted to the Purchaser in the principal amount of $25,729,488 as of the 30th day of September, 2003 (the "INDEBTEDNESS") plus interest thereon from September 30,2003;

         AND WHEREAS the Purchaser has agreed to accept 500 million common shares in the capital of the Corporation, at an issue price of $0.04 per share, in satisfaction of $20 million of the Indebtedness (the "SUBSCRIPTION");

         AND WHEREAS it is the intention of the parties to this Agreement that the Subscription will be made pursuant to appropriate exemptions from the registration and prospectus requirements contained in the Securities Act (Ontario) (the "SECURITIES ACT");

         NOW THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

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                                      - 2 -

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless something in the subject matter or context is inconsistent therewith, all terms defined in the Act and not otherwise defined herein shall have the meanings ascribed thereto herein on the date hereof, and the following terms shall have the meanings set forth below:

         "ACT" means the Business Corporations Act (Ontario) as the same may be amended or replaced from time to time;

         "AGREEMENT" means this agreement, the background and all schedules hereto, all as may be amended in writing from time to time;

         "APPLICABLE LAW" means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or order in any consent, exemption, approval or licence of any Governmental Authority that applies in whole or part, as the context requires, to the Corporation or the Purchaser;

         "ARTICLES" means the restated articles of incorporation of the Corporation dated April 2, 1985;

         "ASSETS" means all of the properties and assets, real and personal, tangible and intangible, of the Corporation;

         "BENEFIT PLANS" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the Corporation for the benefit of any of the Employees, whether or not insured and whether or not subject to any Applicable Law, except that the term "Benefit Plans" shall not include any statutory plans with which the Corporation is required to comply, including without limitation the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

         "BUSINESS" has the meaning ascribed thereto in the first recital to this Agreement;

         "BUSINESS DAY" means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario;
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                                      - 3 -

         "CLOSING" means completion of the subscription contemplated by and in accordance with this Agreement;

         "CLOSING DATE" means the 27th day of October, 2003 or such other date as may be mutually agreed upon by the Parties hereto in writing;

         "CLOSING DOCUMENT" means any document delivered at or subsequent to the Time of Closing as provided in or as contemplated by this Agreement;

         "COMMON SHARES" means the common shares in the capital of the Corporation;

         "CONFIDENTIAL INFORMATION" means all data and information relating to the business and management of either Party, including proprietary and trade secrets, financial information, technology and accounting information to which access is obtained hereunder by the other Party, provided, however, that Confidential Information shall not include any data or information which: (i) is or becomes publicly available through no fault of the other Party; (ii) is already in the rightful possession of the other Party prior to its receipt from the disclosing Party;
         (iii) is independently developed by the other Party; (iv) is rightfully obtained by the other Party from a third party; (v) is disclosed with the written consent of the Party whose information it is; or (vi) is disclosed pursuant to court order or other legal or regulatory compulsion;

         "CORPORATION" shall mean Pearle Systems Limited;

         "CORPORATION'S INFORMATION RECORD" means any material change report, financial statement, annual information form or information circular of the Corporation which has been or is publicly disseminated by or with the consent of the Corporation, whether pursuant to any Securities Laws or otherwise;

         "EMPLOYEES" means the employees of the Corporation, employed by the Corporation on or before the date hereof;

         "ENCUMBRANCES" means any encumbrance of any nature, kind, or description whatever and includes a security interest, mortgage, lien, hypothecation, pledge, prior claim, assignment, charge, trust, or deemed trust (whether contractual, statutory or howsoever arising), voting trust, or pooling agreement with respect to securities, right of first refusal, easement, servitude, restrictive covenant, encroachment or other survey or title defect, any adverse claim or other right, option, claim of any Person of any nature, kind or description whatever, or any covenant or other agreement, restriction or limitation on transferability;

         "FINANCIAL STATEMENTS" means the unaudited draft financial statements of the Corporation as at May 31,2003 (the "2003 STATEMENTS") which have been delivered to the Purchaser, the audited financial statements of the Corporation for the fiscal years ending May 31 in each of 2002 and 2001, consisting of a balance sheet, statements of operations, statements of shareholders' equity and statements of cash flows and, with the exception of the 2003 Statements, the notes thereto and the report of the auditor thereon;

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                                      - 4 -

         "FORBEARANCE AGREEMENT" means the forbearance agreement dated July 2, 2003 among, inter alia, the Purchaser and the Corporation, as amended;

         "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, whether federal, provincial, municipal or state and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever;

         "INCLUDING" means "INCLUDING WITHOUT LIMITATION" and the term "INCLUDING" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

         "INDEBTEDNESS" has the meaning ascribed thereto on the first page of this agreement;

         "INTELLECTUAL PROPERTY" means (i) all trade marks, service marks, trade mark and service mark applications, rights under registered user agreements, trade names and other trade mark and service mark rights;
         (ii) all copyrights, industrial designs and registrations thereof and applications therefor; (iii) all inventions, patents, patent applications and patent rights (including any patents issuing on such patent rights); (iv) all licenses, sub-licenses and franchises, covenants not to sue, grants, permits and other rights to use or exploit the intellectual property rights of a third party; (v) all computer software and rights related thereto; (vi) all renewals, modifications, developments and extensions of any of the items listed in (i) through (v) hereof; and (vii) all right, title, and interest of the Corporation in and to all trade secrets and proprietary and Confidential Information, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unattended blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures, and all licenses, agreements and other contracts and commitments relating to any of the foregoing;

         "MATERIAL" means, where the context permits, material to the Corporation;

         "MATERIAL ADVERSE EFFECT" means a change or event that is material and adverse to the assets and properties, business, prospects, results of operations or condition (financial or otherwise) of the Corporation and its subsidiaries on a consolidated basis;

         "MATERIAL FACT" means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Corporation's Common Shares;

         "MATERIAL CONTRACTS" means any lease, contract or commitment, whether oral or written, the termination of which has a Material Adverse Effect or involves an aggregate payment to or by the Corporation in excess of $100,000 or any commitment to or by the Corporation that may extend beyond one year;

         "MEETING" means the special meeting of shareholders of the Corporation to be held in order for the shareholders of the Corporation to consider and, if deemed advisable, to approve the Share Consolidation;

         "PARTY" means either one of the Purchaser or the Corporation; "PARTIES" means both of the Purchaser and the Corporation;

         "PENSION PLAN" means each of the Benefit Plans that is a "Registered Pension Fund or Plan" as that term is defined in subsection 248( 1) of the Income Tax Act (Canada);

         "PERSON" shall be broadly interpreted and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body, Governmental Authority or any other entity recognized by Applicable Laws;

         "PURCHASED SHARES" means 500 million authorized and previously unissued Common Shares;

         "RULE 61-501" means Ontario Securities Commission Rule 61-501 - Insider Bids, Issuer Bids, Share Consolidations and Related Party Transactions;

         "REVISED CREDIT DOCUMENTS" has the meaning ascribed thereto in the Forbearance Agreement;

         "SECURITIES ACT" has the meaning ascribed thereto in the fourth recital to this Agreement;

         "SECURITIES LAWS" means the securities laws of the provinces of Canada, including without limitation, the Securities Act, and the Securities Act of 1933 of the United States of America, as any of them may be amended or replaced by similar legislation from time to time, and includes the regulations and rules under any such laws and all policy statements, blanket orders and interpretation notes adopted or applied by the Securities Commission of each such province and the Securities and Exchange Commission of the United States of America;

         "SHARE CONSOLIDATION" means the consolidation of the Common Shares on a basis of one new Common Share for every 2,000,000 existing Common Shares;

         "TAXES" means all taxes, charges, levies, duties, assessments or other governmental charges, including:

                  (i) Canadian federal, provincial, municipal and local, foreign, state or other income, franchise, capital, real property, tangible personal property, withholding, payroll, employer, health, transfer, sales, use, excise, goods and services, customs, capital, capital gains, alternative, net worth, profits, consumption, anti-dumping, countervail and value added taxes, all other taxes of any kind for which the Corporation may have any liability imposed by Canada or any province, municipality, country or foreign government or subdivision or agency thereof, Canada Pension Plan and provincial pension plan contributions, employment and unemployment insurance payments, health insurance premiums and workers compensation premiums; and

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                                      - 6 -

                  (ii) interest, penalties, fines or additions associated therewith;

         all whether disputed or not;

         "TAX RETURNS" means all reports, returns, and other documents filed or required to be filed by the Corporation in respect of Taxes; and

         "TIME OF CLOSING" means 10:00 a.m. (Toronto time) on the Closing Date.

1.2      EXTENDED MEANINGS

         In this Agreement, unless something in the subject matter or context is inconsistent therewith: words importing the singular number shall include the plural and vice versa; words importing a gender shall include the masculine, feminine and neuter genders.

1.3      HEADINGS

         The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "THIS AGREEMENT", "HEREOF", "HEREUNDER" and similar expressions refer to this Agreement in its entirety and not to any particular Article, section, subsection or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, sections, subsections and Schedules are to Articles, sections and subsections and Schedules of this Agreement.

1.4      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto, there are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth or referred to in this Agreement. No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made by any Party hereto or its directors, officers, employees, legal counsel, accountants or other representatives, to any other Party hereto or its directors, officers, employees, legal counsel, accountants or other representatives, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, warranty, opinion, advice or assertion of fact, except to the extent aforesaid.

1.5      SCHEDULES

         The following are the Schedules, annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule                                      Description
--------                                      -----------
3.1.11                                Option Holders
3.1.25                                Non-Arm's Length Indebtedness
3.1.26                                Insurance Policies
3.1.30                                Litigation

3.1.32                                Material Contracts
6.1.3                                 Management Agreements
6.1.8                                 Employment Contracts and Benefit Plans

1.6      ACCOUNTING PRINCIPLES

         Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date in respect of which such reference is made or required to be made in accordance with generally accepted accounting principles.

1.7      CURRENCY

         All references to currency herein are to lawful money of the Canada, unless otherwise indicated.

1.8      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

                                    ARTICLE 2
                                  SUBSCRIPTION

2.1      PURCHASED SHARES AND PURCHASE PRICE

         On the terms and subject to the conditions hereof, the Purchaser hereby subscribes for and purchases from the Corporation and the Corporation agrees to issue to the Purchaser on the Closing Date the Purchased Shares.

2.2      PAYMENT OF SUBSCRIPTION PRICE

         In consideration of the subscription for the Purchased Shares and subject to the conditions contained herein, the Purchaser hereby agrees to apply $20 million of the Indebtedness as the subscription price for the Purchased Shares. To evidence such payment, the Purchaser shall deliver to the Corporation on the Closing Date and the Corporation shall accept a full and final release in respect of $20 million of the Indebtedness and the Corporation shall thereupon make all necessary accounting entries to reflect the addition of $20 million to the stated capital account maintained in connection with Common Shares of the Corporation.

2.3      DELIVERY OF CERTIFICATES

         At the Time of Closing, the Corporation shall deliver to the Purchaser share certificates representing the Purchased Shares registered in the name of the Purchaser, accompanied, if requested, by a certificate of a senior officer of the Corporation certifying that the Corporation has entered the Purchaser on the books of the Corporation as the holder of the Purchased Shares.

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                                      - 8 -

2.4      LOCATION AND TIME OF CLOSING

         The transactions contemplated herein shall be completed at the Time of Closing at the offices of Goodman and Carr LLP, 200 King Street West, Suite 2300, Toronto, Ontario M5H 2W5 or at such other place as may be agreed upon by the Corporation and the Purchaser.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

         The Corporation represents and warrants to the Purchaser as set forth in the following Subsections of this Section and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement.

(1) DUE INCORPORATION. The Corporation is a corporation duly incorporated, organized validly existing and in good standing under the laws of the Province of Ontario. No proceedings have been taken or authorized by the Corporation, or, to the Corporation's knowledge by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Corporation, other than the Share Consolidation.

(2) SECURITIES ACT. The sale of the Purchased Shares to the Purchaser will be made in compliance with all Securities Laws and in reliance upon registration and prospectus exemptions contained in the Securities Act.

(3) CORPORATE POWER AND CAPACITY. The Corporation has the corporate power and capacity to own its assets and to carry on the Business as it is presently being carried on. The Corporation has the corporate power and capacity to enter into, deliver and perform its obligations under this Agreement, including, without limitation, the issuance and delivery of the Purchased Shares. Neither the nature of the Business nor the location or character of any of its Assets requires the Corporation to be registered, licensed or otherwise qualified as an out of province or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing.

(4) DUE AUTHORIZATION. This Agreement and all matters contemplated thereby have been duly authorized by all necessary corporate action of the Corporation. This Agreement has been duly executed and delivered by the Corporation and is a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to the qualifications set forth in Section 3.3.

(5) REPORTING ISSUER. The Corporation is a reporting issuer not in default under the provisions of the securities legislation in each of the Provinces of Canada.

(6) NO VIOLATION. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions and agreements contemplated hereby by the Corporation will in any respect conflict with or result in the breach or violation of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of any Encumbrance under or relieve any other Person from its obligations under:

         (a) any of the provisions of the Articles or by-laws of the Corporation;

         (b) any material agreement or other instrument to which the Corporation is a party or by which the Corporation or any of its property or assets is bound; or

         (c) any Applicable Law, rule, regulation, order, decree, judgment, injunction or other restriction of any Governmental Authority or court to which the Corporation is subject.

(7) CONSENTS AND FILINGS. No consents or approvals are required by the Corporation from any Person whatsoever in connection with the transactions contemplated hereby, other than receipt of shareholder approval in respect of the Share Consolidation. No approvals of or filings with any Governmental Authority or administrative agency are necessary on the part of the Corporation to authorize the execution and delivery of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

(8) AUTHORIZED AND ISSUED CAPITAL. Immediately prior to the Time of Closing, the authorized capital of the Corporation will consist of an unlimited number of Common Shares of which 9,592,293 Common Shares are validly issued and outstanding.

         Immediately following the filing of the articles of amendment in respect of the Share Consolidation, the authorized capital of the Corporation will consist of an unlimited number of Common Shares, which 250 Common Shares will be validly issued and outstanding and all of which will be owned by the Purchaser.

(9) TITLE TO PURCHASED SHARES. At the Time of Closing, the Purchaser shall acquire good and valid title to the Purchased Shares, free and clear of all Encumbrances of the Corporation, and with no restrictions on transfer under Applicable Laws except those set forth in the Securities Laws, and all such Purchased Shares shall be duly and validly issued and non-assessable shares.

(10) INFORMATION RECORD. The statements comprising the Corporation's Information Record were, at their respective dates of issue or filing, true and correct in all material respects, contained no misrepresentation and were prepared in accordance with Applicable Laws.

(11) NO OPTIONS. Other than disclosed in writing to the Purchaser and the listed option holders on Schedule 3.1.11 hereof, no Person has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing, (whether legal, equitable, contractual or otherwise), for the purchase, subscription, or issuance of any unissued shares of the Corporation. Except for the Share Consolidation, the Corporation has no agreement or obligation (contingent or otherwise) to purchase, retain or otherwise acquire any shares of the Corporation or any interest therein. There are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale by the Corporation, or the redemption of the Corporation's shares.

(12) SUBSIDIARIES AND JOINT VENTURES. Other than as disclosed in writing to the Purchaser, the Corporation does not have any ownership interest, or any agreements or commitments to acquire any ownership interest, in any other corporation, partnership, joint venture or business whatsoever and has no other investment interests in any business owned or controlled by any third party.

(13) SHAREHOLDERS' AGREEMENT. The Corporation is not a party to, and the Corporation is not aware of, any agreement which relates to any shares in the capital of the Corporation.

(14) DELIVERY OF CONSTATING DOCUMENTS. A true copy of the Articles and all by-laws of the Corporation have been delivered to the Purchaser on or before the date hereof. The Articles and such by-laws of the Corporation constitute all of the constituent documents and by-laws of the Corporation, are complete and correct and are in full force and effect.

(15) CORPORATE RECORDS. True copies of all corporate records of the Corporation have been delivered to the Purchaser's solicitors for review prior to the date hereof. Such corporate records have been maintained in accordance with Applicable Laws and contain complete and accurate:

                  (i) minutes of all meetings of the directors, any committee thereof and the shareholders of the Corporation held since the date of incorporation;

                  (ii) resolutions of the directors, any committee thereof and the shareholders of the Corporation passed by signature in writing since the date of incorporation; and

                  (iii) all material waivers, notices and other documents required by Applicable Laws to be contained therein,

         and reflect all material actions taken and resolutions passed by the directors and shareholders of the Corporation since the date of incorporation.

         All resolutions contained in such records have been duly passed and all such meetings have been duly called and held.

(16)     FINANCIAL STATEMENTS. The Financial Statements:

         (a) have been prepared in accordance with generally accepted accounting principles,

         (b)      are true and complete in all material respects,

         (c) accurately disclose, in material respects, all assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Corporation and present fairly, accurately and completely, in all material respects, the financial condition and the results of the operations of the Corporation, as at the dates thereof and for the periods covered thereby,

         (d) reflect all proper accruals, as at the date thereof and for the periods covered thereby, including accruals of all amounts and other remuneration arrangements for employees of the Corporation, which though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period, and

         (e) contain or reflect adequate reserves for all liabilities and obligations of the Corporation, whether absolute, contingent or otherwise, as at the dates thereof.

         No information has become available to the Corporation that would render the Financial Statements incomplete or inaccurate in any material respect.

(17) ABSENCE OF CHANGES. Since May 31, 2003, other than as disclosed in writing to the Purchaser:

         (a) the Corporation has conducted the Business in the ordinary course; and

         (b) there has not been any termination, amendment or revocation of any material licence or any material damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a Material Adverse Effect on the condition of the Business.

(18) QUALIFICATION AND COMPLIANCE WITH LAWS. The Corporation is conducting its Business in compliance with all Applicable Laws, rules, regulations, notices, approvals and orders of each jurisdiction in which its Business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified, and duly possess all material permits (environmental or otherwise) and quotas, in each jurisdiction in which the Corporation carries on its Business to enable its Business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licenses, registrations, qualifications, permits and quotas are valid and subsisting and in good standing.

(19) DIVIDENDS. No dividends have been declared or paid on or in respect of any shares and no other distribution on any of its shares has been made by the Corporation since May 31,2003.

(20)     ABSENCE OF UNDISCLOSED TAXES.

         (a) The Corporation does not have any liability, obligation or commitment, actual or contingent, for the payment of Taxes, other than set out in the Financial Statements and those incurred or accrued since May 31, 2003 in the ordinary course of business. The Corporation is not in arrears with respect to any required withholdings or instalment payments of any Tax, and has not filed any waiver for a taxation year of the Corporation under the Income Tax Act (Canada) or any other legislation imposing Tax on the Corporation. To the knowledge of the Corporation: (i) no examination of any Tax Return by

                  Canada Customs and Revenue Agency is currently in progress and
                  (ii) there are no claims now threatened or pending against the Corporation in respect of Taxes or any matters under discussion with Canada Customs and Revenue Agency relating to Taxes.

         (b) There are no reassessments of Taxes that have been issued and are outstanding and the Corporation has not received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes. To the knowledge of the Corporation no Governmental Authority has challenged, disputed or questioned the Corporation in respect of Taxes or of any Tax Returns. The Corporation is not negotiating any draft assessment or reassessment with any Governmental Authority.

         (c) The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all Persons who are non- residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by Applicable Laws and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has charged, collected and remitted on a timely basis all Taxes as required by Applicable Laws on any sale, supply or delivery whatsoever, made by the Corporation.

         (d) The Corporation is not a non-resident of Canada as defined in the Income Tax Act (Canada). The Corporation is registered for the purposes of goods and services tax provided for under the Excise Tax Act.

         (e) The Corporation has, when due, paid all Taxes imposed by the Retail Sales Tax Act (Ontario) and all other Applicable Laws relating to sales taxes on the acquisition of its tangible personal property as defined in the Retail Sales Tax Act (Ontario), and none of its tangible personal property has been transferred at any time on a tax-exempt basis under the provisions of section 13 of Regulation 1013 to the Retail Sales Tax Act (Ontario) or any predecessor thereof.

(21) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed or accrued in the Financial Statements and those liabilities incurred by the Corporation in the ordinary course of business since May 31, 2003, there are no outstanding material liabilities, actual or contingent, against the Corporation.

(22)     INTELLECTUAL PROPERTY.

         (a) The Corporation validly and beneficially owns all of the Intellectual Property set out in the escrow agreement forming part of the Revised Credit Documents. Other than with respect to standard off-the-shelf software, the Corporation has not assigned or encumbered any of its rights to the Intellectual Property, and has the sole and exclusive right to use and is the sole and exclusive registered owner of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title thereof).

         (b) The Corporation has made all material registrations, filings and issuances in respect of its Intellectual Property which are required to be made by it and all such registrations, filings and issuances remain in full force and effect. To the knowledge of the Corporation, the Intellectual Property has not been used or enforced or failed to be used or enforced by it in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property.

         (c) The Corporation is not aware of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Corporation relating to the Intellectual Property which, if determined adversely to the Corporation might have a Material Adverse Effect.

         (d) The Corporation is not aware that any activity in which the Corporation is engaged or the use of any of the Intellectual Property by it breaches, violates, infringes or interferes with any rights of any third party or requires payment for the use of any patent, trade name, trade secret, trade mark, copyright or other intellectual property right or technology of another.

         (e) The Corporation has taken all reasonable and practical steps (including without limitation, entering into confidentiality and non-disclosure agreements with all appropriate Employees, former employees and independent contractors of the Corporation or other Persons with access to or knowledge of the Corporation's Intellectual Property) to safeguard and maintain its rights in all of the Corporation's Intellectual Property.

(23) LEASES. Other than disclosed in writing to the Purchaser, the Corporation does not own or lease any real property and has not committed to lease or purchase any other real property. ALL rent and other payments required to be paid by the Corporation pursuant to the said leases have been paid, when due, and the Corporation is not in default or in breach of any material term or provision of the said leases.

(24) NO GUARANTEES. The Corporation is not a party to or bound by any guarantee, indemnification, surety or similar obligation, except those arising in the usual and ordinary course of business.

(25) NON-ARM'S LENGTH INDEBTEDNESS. Other than disclosed in writing to the Purchaser as listed on Schedule 3.1.25, no director, former director, officer, shareholder or employee of the Corporation, or any Person not dealing at arm's length with the Corporation, has any outstanding indebtedness or obligations owing from the Corporation.

(26) INSURANCE POLICIES. All insurance policies maintained by the Corporation or under which the Corporation is covered in respect of its properties, assets, business or personnel are described on Schedule
         3.1.26 hereof. As of the date hereof all such policies are in full force and effect and the Corporation is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such policy. No insurance policies maintained by the Corporation contain self- insurance or co-insurance obligations of the Corporation other than the deductibles as set out in Schedule 3.1.26. There are no pending or denied claims made under any of the Corporation's insurance policies.

(27) ROYALTIES AND LICENSES. Other than as disclosed in writing to the Purchaser, the Corporation is not a party to or bound by any contract or commitment to pay any royalty, license fee or management fee materially in excess of the amounts set out in the Financial Statements.

(28)     EMPLOYEES.

                  Except as set out in Schedule 6.1.8 hereof, the Corporation is not a party to any written contracts of employment with any of its employees employed on the date hereof. The Corporation is not a party to any written or oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with Applicable Law, and no inducements to accept employment with the Corporation were offered to any such employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. The Corporation has deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, employer health tax remittances, and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction. The Corporation has paid, when due, to the date of this Agreement all amounts payable on account of salary, bonus payments, commission and vacation pay to or on behalf of any and all Employees. All levies under the Workplace Safety and Insurance Act, 1997 (Ontario), or under the workers' compensation legislation of any other jurisdiction where the Corporation carries on the Business, have been paid by the Corporation, when due. The Corporation has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, pay equity, non-discrimination, human rights, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational health and safety and plant closings. Except as listed in Schedule 6.1.8 hereto, to the knowledge of the Corporation there is no:

                  (a) unfair labour practice complaint under any labour relations legislation against the Corporation pending before any federal or provincial labour tribunals or any similar agency or body having jurisdiction therefor;

                  (b) labour strike threatened against or involving the Corporation;

                  (c) certification application outstanding respecting the Employees;

                  (d) grievance or arbitration proceeding or governmental proceeding relating to the Employees pending, nor is there any such proceeding threatened against the Corporation;

                  (e) collective bargaining agreement currently being negotiated by the Corporation or to which the Corporation is bound including, without limitation, benefit agreements, letters of understanding, letters of intent or other written communications with bargaining agents which impose any obligations on the Corporation;

                  (f) Pension Plan or Benefit Plan for the benefit of the Employees; and

                  (g) Employees in receipt of or who have claimed benefits under any weekly indemnity, long term disability or workers' compensation plan or arrangement or any other form of disability benefit program.

(29) NO DEFAULTS. Except for defaults pursuant to the Revised Credit Documents, the Corporation is not in default or breach of any material contract or material commitment to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect.

(30) ABSENCE OF LITIGATION. Except as set out in Schedule 3.1.30, there are no claims, actions, suits or arbitration, governmental or other proceedings whether or not purportedly on behalf of the Corporation in progress, pending or threatened in writing against or involving the Corporation or any of its assets before or by any Governmental Authority or any federal, provincial, municipal or other court, whether or not insured, in respect of which it has received notice and which might involve the possibility of any judgement or liability against the Corporation.

(31) OUTSTANDING VIOLATIONS. There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any Governmental Authority with which the Corporation is not in material compliance and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.

(32) MATERIAL CONTRACTS. Except for the agreements listed Schedule 3.1.32, the Corporation is not a party to or bound by any Material Contract. The Material Contracts listed in Schedule 3.1.32 are all in full force and effect unamended and no default exists in respect thereof on the part of any of the parties to such Material Contracts.

(33) FULL DISCLOSURE. To the best of the Corporation's knowledge, the Corporation has fully provided the Purchaser with all of the information that the Purchaser has requested for deciding whether to purchase the Purchased Shares and all information which the Corporation believes is reasonably necessary to enable the Purchaser to make such decisions. Neither this Agreement nor any of the ancillary agreements, nor any other representations, statements or certificates made or delivered in connection herewith or therewith, when taken together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading to a purchaser of securities of the Corporation seeking full information as to the Corporation and its respective properties, business and affairs.

3.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Corporation as set forth in the following Subsections of this Section and acknowledges that the Corporation is relying upon such representations and warranties in entering into this Agreement.

(1) ORGANIZATION. The Purchaser is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario. No proceedings have been taken or authorized by the Purchaser, or by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Purchaser.

(2) POWER AND CAPACITY. The Purchaser has the power and capacity to enter into, deliver and perform its obligations under this Agreement and each Closing Document to which the Purchaser is a party.

(3) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary action of the Purchaser. This Agreement and each Closing Document to which the Purchaser is a party, has been duly executed and delivered by the Purchaser and is a valid and binding obligations of the Purchaser, enforceable in accordance with its terms, subject to the qualifications set forth in Section 3.3.

(4) OFFERING DOCUMENTS. The Purchaser has not received an offering memorandum (as such term is defined in the Securities Act) or similar document in connection with its purchase of the Purchased Shares and has not received, nor has the Purchaser requested, nor does the Purchaser need to receive, any other document.

(5) ACCREDITED INVESTOR. The Purchaser is an accredited investor within the meaning attributed thereto in the Securities Act.

(6) NO VIOLATION. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions and agreements contemplated hereby by the Purchaser will in any respect conflict with or result in the breach or violation of any of the terms, conditions or provisions of, or constitute a default under:

         (a) any of the provisions of the Articles or by-laws of the Purchaser;

         (b) any material agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of its property or assets is bound; or

         (c) any Applicable Law, rule, regulation, order, decree, judgement, injunction or other restriction of any Governmental Authority or court to which the Purchaser is subject.

(7) INDEBTEDNESS. The Purchaser is the owner of the Indebtedness and the Indebtedness has not been assumed be the Purchaser.

3.3      QUALIFICATIONS OF REPRESENTATIVES AND WARRANTIES

         Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document to which it is a party against such Party is subject to the following qualifications:

         (a) specific performance, injunctions and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

         (b) enforcement may be limited by bankruptcy, insolvency, liquidation reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

3.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations, warranties, and statements set forth herein and in any Closing Document shall survive the completion of the transactions herein provided for as follows:

         (a) the representations and warranties set forth in Subsections 3.1(4), 3.1(8), 3.1(9) and 3.1(11) shall survive the Closing and continue without time limit;

         (b) the representations and warranties relating to Tax matters shall continue until expiration of the relevant period for the assessment, reassessment or determination of the particular Tax by the relevant taxation authority;

         (c) all other representations and warranties shall survive for a period of three (3) years from the Time of Closing.

3.5      SURVIVAL OF COVENANTS

         The covenants of the Parties set forth in this Agreement and in any Closing Document shall survive the completion of the transactions herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Person to whom they are made unless waived by such Person.

                                    ARTICLE 4
                            COVENANTS OF THE PARTIES

4.1      FILINGS

         The Corporation shall make all necessary filings and pay all applicable fees pursuant to the Securities Laws as may be required in connection with the issuance and sale of the Purchased Shares. Such filings and payments shall be made forthwith after Closing but in any event no later than such periods as may be required by the Securities Laws.

4.2      SHARE CONSOLIDATION

         The Corporation shall complete the Share Consolidation on or before December 1, 2003 in such a manner as to not give rise to the requirement to obtain minority approval in accordance with either Rule 61-501 or the Act.

4.3      VALUATION

         The Corporation shall obtain a formal valuation of the Common Shares substantially in accordance with Rule 61-501.

4.4      MEETING

         The Corporation shall call the Meeting to be held on or before November 28, 2003 in order for the shareholders of the Corporation to consider and, if deemed advisable, pass a resolution approving the Share Consolidation.

4.5      MEETING MATERIALS

         The Corporation shall prepare an information circular in respect of the Meeting which shall comply in all material respects with all Applicable Laws and the Act, in a form acceptable to the Purchaser, acting reasonably.

4.6      RECOMMENDATION

         The information circular prepared in respect of the Meeting shall include a recommendation of the board of directors of the Corporation to the shareholders of the Corporation to approve the Share Consolidation. Notwithstanding the foregoing, in the event that another bonafide transaction is proposed to the shareholders of the Corporation, which, in the opinion of the Corporation's board of directors after consultation with its financial advisors would result, directly or indirectly, in such holders receiving greater value for their shares than would result from the Share Consolidation, then the board of directors of the Corporation may withdraw or modify any recommendation regarding the Share Consolidation if, in the opinion of the board of directors acting in good faith, on the advice of its outside counsel, failure to do so would be inconsistent with the directors' fiduciary duties under Applicable Law. Nothing in this section 4.6 shall prevent the board of directors of the Corporation from making any disclosure to the shareholders of the Corporation if, in the opinion of the board of directors of the Corporation acting in good faith, on the advice of its outside counsel, that failure to do so would be inconsistent with the director's fiduciary duties under Applicable Law.

4.7      RULE 13e-3

         The Corporation shall file with the Securities and Exchange Commission all disclosure materials necessary to comply with Rule 13e-3 on or before October 27,2003.

4.8      CORPORATE AUTHORITY AND CONSENTS

         The Corporation shall take or obtain (as applicable), on or before the date of the Meeting, all necessary corporate steps and proceedings required to authorize, and all required consents in respect OF, the Share Consolidation.

4.9      CERTIFICATES

         ALL certificates as may be reasonably requested by the Purchaser, in form and substance satisfactory to the Purchaser's counsel, acting reasonably, shall be delivered to the Purchaser on or before the completion of the Share Consolidation.

4.10     VOTING

         Provided that the Corporation complies with its covenants set forth in this Agreement and provided that the representations and warranties of the Corporation continue to be true and correct in all material respects as at the date of the Meeting, the Purchaser hereby covenants to vote the Purchased Shares in favor of the Share Consolidation.

4.11     PURCHASED SHARES

         Provided that the Corporation complies with its covenants set forth in this Agreement and provided that the representations and warranties of the Corporation continue to be true and correct in all material respects as at the date of the Meeting, the Purchaser hereby covenants not to sell, transfer, pledge, dispose of, encumber or agree sell, transfer, pledge, dispose, of or encumber the Purchased Shares, prior to the date of the Meeting.

4.12     CONFIDENTIALITY

         (a) The Corporation shall keep confidential all of the Purchaser's Confidential Information. The Corporation shall use such Confidential Information solely for the purpose of evaluating and completing the transactions contemplated hereby and shall not use such information for any other purpose, including without limitation any competitive purpose. The Corporation shall not duplicate or distribute any of such Confidential Information to anyone other than its directors, officers, employees, legal counsel and other representatives, as applicable, who need to know such information for purposes of evaluating and completing the transactions contemplated hereby. The Corporation agrees that if the transactions contemplated hereby do not close, the Corporation shall return to the Purchaser, within five (5) Business Days of written demand by the Purchaser, all such Confidential Information or cause the same to be destroyed, such destruction to be certified in writing by an authorized officer of the Corporation who supervises the destruction thereof, without retaining any copies or extracts therefrom.

         (b) The Purchaser shall keep confidential all of the Corporation's Confidential Information received by the Purchaser prior to the Time of Closing. The Purchaser shall use such Confidential Information solely for the purpose of evaluating and completing the transactions contemplated hereby and shall not use such information for any other purpose, including without limitation any competitive purpose. The Purchaser shall not duplicate or distribute any of such Confidential Information to anyone other than its directors, officers, employees, legal counsel and other representatives who need to know such information for purposes of evaluating and completing the transactions contemplated hereby. The Purchaser agrees that if the transactions contemplated hereby do not close, the Purchaser shall return to the Corporation, within five (5) Business Days of written demand by the Corporation, all such Confidential Information or cause the same to be destroyed, such destruction to be certified in writing by an authorized officer of the Purchaser who supervises the destruction thereof, without retaining any copies or extracts therefrom.

         (c) The provisions of this Section 4.12 shall survive any termination or expiration of this Agreement.

4.13     FORBEARANCE

         The Purchaser hereby agrees to extend the term of the Forbearance Agreement until the Closing Date so long as the Corporation complies with its covenants set forth in this Agreement and the Forbearance Agreement so long as the representations and warranties of the Corporation contained herein continue to be true and correct in all material respects. On the Closing Date, the Revised Credit Documents will be amended to reduce the Credits (as such term is defined in the Revised Credit Documents) available to the Borrower to an amount equal to the amount of the Credits outstanding immediately following the closing of the transactions contemplated hereby. In addition, no additional drawings under the Revised Credit Documents will be permitted and the balance of the Credits will be a non-revolving credit facility due on demand with interest and all other terms applicable to the Credit B Loan (as such term is defined in the Revised Credit Documents);

                                    ARTICLE 5
                               CLOSING CONDITIONS

5.1      CLOSING CONDITIONS FOR THE BENEFIT OF THE PURCHASER

         The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or compliance with, at or before the Time of Closing, of each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

(1) CORPORATE AUTHORITY AND CONSENTS. All necessary corporate steps and proceedings required to authorize, and all required consents in respect of, the transactions contemplated hereby shall have been taken.

(2) SECURITIES LAWS COMPLIANCE. All consents or other authorizations and filings required by Securities Laws shall have been obtained or, if applicable, filed.

(3) CERTIFICATES. All certificates as may be requested by the Purchaser and in form and substance satisfactory to the Purchaser's counsel acting reasonably shall have been delivered to the Purchaser.

(4) DELIVERY OF SHARE CERTIFICATES. An original Common Share certificate evidencing the Purchased Shares shall have been issued to the Purchaser.

(5) LEGAL OPINION. An opinion regarding this Agreement and the transactions contemplated hereby prepared by counsel for the Corporation in form and substance satisfactory to the Purchaser's counsel, acting reasonably.

(6) REVISED DOCUMENTS. The Borrower shall have executed the amendments to the Revised Credit Documents as contemplated by section 4.13 hereof in a form satisfactory to the Purchaser.

(7) CORPORATE ACTION. The following documents in respect of the transactions contemplated hereby, in form and substance satisfactory to the Purchaser, acting reasonably shall have been delivered to the
         Purchaser:

         (a) certified copies of all resolutions of the board of directors and the Special Committee of the Corporation approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and

         (b) all other instruments evidencing necessary corporate action of the Corporation, if any, with respect to such matters.

(8) DUE DILIGENCE. The Purchaser shall be satisfied with the results of its due diligence.

(9) OPTIONS. All outstanding options held by persons other than the Purchaser shall be surrendered and cancelled on terms satisfactory to the Purchaser.

5.2      FAILURE TO SATISFY PURCHASER'S CONDITIONS

         If any condition set forth in section 5.1 hereof is not satisfied on or before the Time of Closing, the Purchaser may terminate this Agreement by notice in writing to the Corporation, and, in such event, the Purchaser shall be released from all obligations under this Agreement, and, unless the Purchaser can show that the condition or conditions which have not been satisfied and for which the Purchaser has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Corporation, the Corporation shall also be released from all obligations under this Agreement, except that the Purchaser shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, in whole or in part.

5.3      CLOSING CONDITIONS FOR THE BENEFIT OF THE CORPORATION

         The obligation of the Corporation to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or compliance with, at or before the Time of Closing of each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Corporation and may be waived by the Corporation in whole or in part):

(1) RELEASE. The Purchaser shall deliver a full and final release in respect of $20 million of the Indebtedness in a form satisfactory to the Corporation, acting reasonably.

(2) CORPORATE ACTION. The following documents in respect of the transactions contemplated hereby, in form and substance satisfactory to the Corporation, acting reasonably shall have been delivered to the
         Corporation:

         (a) certified copies of all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and

         (b) all other instruments evidencing necessary corporate action of the Purchaser, if any, with respect to such matters.

5.4      FAILURE TO SATISFY CORPORATION'S CONDITIONS

         If any condition set forth in section 5.3 hereof is not satisfied on or before the Time of Closing, the Corporation may terminate this Agreement by notice in writing to the Purchaser, and, in such event, the Corporation shall be released from all obligations under this Agreement, and, unless the Corporation can show that the condition or conditions which have not been satisfied and for which the Corporation has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Purchaser, the Purchaser shall also be released from all obligations under this Agreement.

                                    ARTICLE 6
                                 GENERAL MATTERS

6.1      FURTHER ASSURANCES

         Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.2      TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement.

6.3      PUBLIC ANNOUNCEMENTS

         A11 public announcements or press releases concerning the transactions contemplated hereby shall be made by the Purchaser or the Corporation with the prior consent and approval of the other Party, subject to any required legal or regulatory consent.

6.4      ENUREMENT

         This Agreement shall enure to the benefit of and, except as otherwise provided herein, be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

6.5      AMENDMENTS AND WAIVER

         No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.6      ASSIGNMENT

         This Agreement may not be assigned by either the Purchaser or the Corporation without the prior written consent of the other.

6.7      NOTICES

         Unless specified otherwise, all notices under this Agreement shall be in writing and shall be sufficiently given if delivered personally to such Party, or if sent by prepaid registered mail, or if sent by courier, or if delivered electronically via a means permitting electronic acknowledgement or confirmation of receipt, or if transmitted by fax to such Party at the address and fax number as follows:

To the Purchaser:         ROYAL CAPITAL MANAGEMENT INC.
                          4100 Yonge Street, Suite 504
                          Toronto, Ontario
                          M2P 2G2

        Attention:        Jean Noelting
                          Managing Director

        Facsimile:        416.221.1253

To the Corporation:       PERLE SYSTEMS LIMITED
                          60 Renfrew Drive, Suite 100
                          Markham, Ontario
                          L3R 0E1

                          Attention: Joseph Perle
                          Fax No.:   905 475 2377

or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth (5th) Business Day following the deposit thereof in the mail and, if given by electronic communication or fax, at the time of electronic confirmation of successful transmission, (unless delivered after 4:30 p.m., Toronto time, in which case the notice will be deemed to have been delivered on the immediately following business day). If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

6.8      COUNTERPARTS

         This Agreement may be executed in several counterparts and each of which, so executed shall be deemed to be an original and such counterparts together shall be one and the same instrument. A copy of this Agreement executed by any Party and transmitted by facsimile shall be binding upon the Parties in the same manner as an original executed copy and delivered in Person.

6.9      REMEDIES CUMULATIVE

         The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

6.10     EXPENSES

         The Corporation shall pay the Purchaser's reasonable out-of pocket fees and expenses, including legal and due diligence costs associated with the purchase of the Purchased Shares and the other Closing Documents.

6.11     CURRENCY

         All dollar amounts expressed herein refer to lawful currency of Canada.

         IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

                                   ROYAL CAPITAL MANAGEMENT INC.

                                   Per: /s/ Jean Noelting
                                        ---------------------------------------
                                   Name:  Jean Noelting
                                   Title: Managing Director

                                   PERLE SYSTEMS LIMITED

                                   Per: /s/ Joseph Perle
                                        ---------------------------------------
                                   Name:  Joseph Perle
                                   Title: President and Chief Executive Officer

                                              Schedules Revised October 21, 2003

                                 SCHEDULE 3.1.11
                              OPTIONS AND WARRANTS

WARRANTS

Royal Capital Management (formerly Canadian Imperial Bank of Commerce ("CIBC") 500,000 warrants at an issue price of CDN$1.50 - 5 year warrants expiring May 31,2006.

OPTIONS

                                AS OF 10/14/2003

1995 STOCK OPTION PLAN

--------------------------------------------------------------------------------------------------------
  DATE           GRANTED        PRICE      EXERCISED       CANCELLED      EXERCISABLE        OUTSTANDING
--------------------------------------------------------------------------------------------------------
 11/7/93          14,400      $   2.05       4,820           8,380            1,200              1,200
 11/7/93           8,900      $   4.00       2,000           6,900                0                  0

 5/31/95          58,250      $   2.05      13,650          43,800              800                800
 5/31/95          75,000      $   6.25      10,000          45,000           20,000             20,000

  4/4/96          93,000      $   2.05      37,870          48,230            6,900              6,900
  4/4/96          32,000      $   5.75      10,800          13,200            8,000              8,000

10/18/96           5,000      $   3.75           0               0            5,000              5,000

12/16/96          49,000      $   2.05      19,000          24,500            5,500              5,500
12/16/96           5,500      $   4.00       1,600           3,500              400                400

 7/18/97         156,000      $   2.55      41,400          76,800           37,800             37,800

 9/22/97          40,000      $   2.15      24,000          16,000                0                  0

 10/1/97           5,000      $   2.50       3,000               0            2,000              2,000

 10/6/97          63,000      $   2.50      16,200          39,600            7,200              7,200

  6/2/98          31,250      $   2.75       2,500               0           28,750             28,750

 6/15/98         100,940      $   2.70      21,418          65,016           14,506             14,506

  9/1/98          13,000      $   2.35       4,800           8,200                0                  0

 9/10/98          10,000      $   2.60       4,000           6,000                0                  0

 9/30/98           7,000      $   2.70       1,600           3,200            2,200              2,200

11/30/98           4,202      $   3.95       1,200           2,200              802                802
11/30/98             798      $   3.95           0               0              798                798

 1/29/99         133,295      $   4.70       5,940          35,060           92,295             92,295
 1/29/99          19,005      $   4.70           0               0           19,005             19,005

  3/1/99          34,000      $   3.90       9,400          18,200            6,400              6,400
  3/1/99           4,000      $   3.90           0               0            4,000              4,000

  6/1/99         136,100      $   3.00      21,146          92,914           22,040             22,040
  6/1/99             800      $   3.00           0               0              800                800

 6/28/99          38,434      $   3.45       6,600          22,038            9,796              9,796

OPTION TABLE CONTINUED

                                              Schedules Revised October 21, 2003

  DATE           GRANTED        PRICE      EXERCISED       CANCELLED      EXERCISABLE        OUTSTANDING
 6/28/99           4,566      $   3.45           0               0            4,566              4,566

  9/2/99          50,000      $   3.70           0               0           50,000             50,000

 9/16/99          35,000      $   4.30       7,000               0           28,000             28,000

 10/6/99          10,000      $   3.60       1,000               0            9,000              9,000

 2/25/00           5,000      $  12.40           0               0            4,000              5,000

 3/31/00          64,500      $   9.40           0          42,250           17,800             22,250

 5/17/00           2,500      $   5.95           0           2,500                0                  0

  6/2/00         157,250      $   5.00       1,500          99,900           44,600             55,850

 8/31/00          10,000      $   4.00           0               0            8,000             10,000

 1/25/01          22,000      $   1.65           0          22,000                0                  0

 6/27/01         593,752      $   1.20           0         321,124          222,260            272,628
 6/27/01          59,998      $   1.20           0          12,501           47,497             47,497

12/31/01           9,127      $   0.71           0               0            2,983              9,127
12/31/01           2,499      $   0.71           0               0            1,665              2,499

 2/26/02         265,000      $   0.63           0               0           88,000            265,000
 2/26/02          30,000      $   0.63           0               0           30,000             30,000

 3/27/02           2,083      $   0.70           0           2,083                0                  0

------------------------------------------------------------------------------------------------------
PLAN TOTALS    2,588,149                   336,568       1,143,972          854,563          1,107,609

                                              Schedules Revised October 21, 2003

                                SCHEDULE 3.1.25
                         NON-ARM'S LENGTH INDEBTEDNESS

Shareholder Loan - Joseph Perle

   Schedule Attached
 PERLE SYSTEMS LIMITED                         interest rate fixed at 2.5%

   SHAREHOLDER LOANS

May 31, 2002

                                                                                                         INTEREST
INDIVIDUAL                    DATE OF LOAN        DUE DATE Date Repaid                    AMOUNT           RATE         SHARES
------------------------------------------------------------------------------------------------------------------------------
JOSPEPH E.PERLE
                             OCTOBER 19, 1990          DEMAND U.S.                     $  54,517.81        2.50%        27,000
                             JAN 4, 1991               DEMAND U.S.                     $   6,000.00        2.50%         2,000
                             MAY 2, 1991               DEMAND U.S.                     $  11,565.66        2.50%         3,300
                             NOV 4, 1991               DEMAND U.S.                     $  12,697.50        2.50%         3,386
                             April 15, 1992            DEMAND U.S.                     $  30,000.00        2.50%         5,000
                             July 28, 1998             DEMAND CDN.                     $  49,936.21        5.00%        18,000
                                                                                       ------------
                                                                       Sub-total US    $ 114,780.97
                                                                                       ------------
                                                                      Sub-total Cdn    $  49,936.21
                                                                                       ------------

                  Current balance sheet value of CDN$ 180,470.

                                              Schedules Revised October 21, 2003

                                SCHEDULE 3.1.26
                               INSURANCE POLICIES

1.       COMMERCIAL PROPERTY

--------------------------------------------------------------------------------------------------------------------------------
COMPANY                   Zurich Insurance Company
--------------------------------------------------------------------------------------------------------------------------------
NAME INSURED              Perle Systems Limited - Policy Number 8557549
--------------------------------------------------------------------------------------------------------------------------------
PERIOD OF                 From: June 15, 2003 to June 15, 2004
INSURANCE
--------------------------------------------------------------------------------------------------------------------------------
DETAILS OF                COVERAGE 1 - PROPERTY
COVERAGE
                          Limits of Liability:

                          CDN$6,351,584             SCHEDULED LIMITS
                                                     as per SOV filed with insurer but converted to Canadian Values at 1.35 rate

                          CDN$          500,000      LIMIT OF LIABILITY
                                                     Extra Expense

                          CDN$          100,000      LIMIT OF LIABILITY
                                                     Valuable Papers

                          CDN$          100,000      LIMIT OF LIABILITY
                                                     Professional Fees

                          CDN$           25,000      LIMIT OF LIABILITY
                                                     Master Key Coverage
--------------------------------------------------------------------------------------------------------------------------------
DEDUCTIBLES               POED including Tenants Improvements
                          CDN$            5,000      PER OCCURRENCE

                          Earthquake
                          3.0%                       PER OCCURRENCE
                          of TIV or $100,000 minimum whichever is greater

                          Flood
                          CDN$           25,000      PER OCCURRENCE

                          Sewer Back UP
                          CDN$           10,000      PER OCCURRENCE

                          All Other Losses including EDP
                          CDN$            1,000      PER OCCURRENCE
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL DETAILS        Extensions

                          - $25,000 - Personal Property of Employees (on Building premises)

                          - $25,000 - Fire Department Service charges

                          - $50,000 - Tenant Improvements

                          - $50,000 - Exhibition Floater

                          - $50,000 - Off Premises Power
--------------------------------------------------------------------------------------------------------------------------------

                                              Schedules Revised October 21, 2003

-----------------------------------------------------------------------------------------------------------------------
                          - $  5,000 - Electric and Neon sign

                          - $ 20,000 - Unnamed Locations

                          - $100,000 - Ammonia Contamination

                          $100,000 - Valuable Papers
-----------------------------------------------------------------------------------------------------------------------
MAJOR EXCLUSIONS          - Boiler and Machinery exposure

                          - Pollution of land, air or water

                          - Rust, wear & tear, latent defect except for resulting damage from insured perils

                          - Faulty material, workmanship of design but resulting damage covered

                          - Nuclear Exclusion

                          - Mould Fungi Exclusion
-----------------------------------------------------------------------------------------------------------------------
TERMS AND                  60 DAYS' NOTICE OF CANCELLATION
CONDITIONS

2.       COMMERCIAL GENERAL LIABILITY

--------------------------------------------------------------------------------------------------------------------------------
COMPANY                   ZURICH INSURANCE COMPANY
--------------------------------------------------------------------------------------------------------------------------------
                          Perle Systems Limited - Policy Number 35791320
--------------------------------------------------------------------------------------------------------------------------------
PERIOD OF                 June 15, 2003 to June 15, 2004
INSURANCE
--------------------------------------------------------------------------------------------------------------------------------
DETAILS OF                COVERAGE 1 - COMMERCIAL GENERAL LIABILITY
COVERAGE
                          Limits of Liability:

                          US $3,000,000             USA General Aggregate

                          CDN$        2,000,000      LIMIT OF LIABILITY
                                                     Per Occurrence -Third Party Liability, Property Damage and Bodily Injury

                          CDN$        2,000,000      LIMIT OF LIABILITY
                                                     Annual Aggregate Products/Completed Operations

                          CDN$        2,000,000      LIMIT OF LIABILITY
                                                     Personal and Advertising Injury

                          CDN$        2,000,000      LIMIT OF LIABILITY
                                                     Tenants Legal Liability-All Risk

                          CDN$        2,000,000      EACH CLAIM
                                                     Employee Benefits Errors & Omissions, Claims-Made Retro Date: July 6, 2001

                          CDN$        2,000,000      AGGREGATE
                                                     Employee Benefits Errors & Omissions

                          CDN$        2,000,000      LIMIT OF LIABILITY
                                                     Employer's Liability (Excludes USA employees) (per occurrence and aggregate)
---------------------------------------------------------------------------------------------------------------------------------

                                              Schedules Revised October 21, 2003

--------------------------------------------------------------------------------------------------------------------------------
                          CDN$         2,000000      EACH ACCIDENT
                                                     Non-Owned Automobile Liability

                          CDN$           10,000      LIMIT OF LIABILITY
                                                     Medical Expense

                          CDN$           50,000      EACH ACCIDENT

                          Legal Liability for Damage to Hired Vehicles
--------------------------------------------------------------------------------------------------------------------------------
DEDUCTIBLES               Bodily Injury and Property Damage including Expenses

                          CDN$           25,000      PER OCCURRENCE

                          Employee Benefits Liability.

                          CDN$            1,000      EACH CLAIM

                          Legal Liability for Damage to Hired Vehicles.

                          CDN$            1,000      PER ACCIDENT
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL DETAILS        - Products/Completed Operations (Broad Form)

                          - Personal Injury

                          - Occurrence Property Damage

                          - Broad Form Vendors as Additional Insureds

                          - Additional Insureds: Lessors of premises, Lessors of Leased Equipment

                          - Employees as Insureds

                          - Employer's Liability

                          - Blanket Contractual

                          - Broad Form Property Damage

                          - Non-Owned Aircraft

                          - Host Liquor Liability

                          - Incidental Malpractice

                          - Intentional Acts coverage for BI resulting from reasonable force to protect persons or property

                          - Non-Owned Watercraft under 16 meters

                          - SEF #96 Contractual Liability

                          - SEF #99 Excluding Long Term Leased Vehicles

                          - SEF #94 Legal Liability for Damage to Non-owned Vehicles ($50,000 All Perils)

                          - 90 Days Notice of Cancellation

                          - Cross Liability

                          - Coverage applies anywhere in the world (Employer's Liability: Canada Only)

                          - Newly operated or acquired companies
--------------------------------------------------------------------------------------------------------------------------------

                                              Schedules Revised October 21, 2003

--------------------------------------------------------------------------------------------------------------------------------
                          - PI and BI to employees coverage for officers and supervisors

                          - Deductible Liability Endorsement

                          - Non Accumulation of Limits Endorsement

                          - Worldwide Territory provided suits brought in Canada or the United States

                          - Exclusion - Professional Liability Endorsement

                          - Absolute Pollution Exclusion Endorsement

                          - Asbestos Exclusion Endorsement

                          - USA AI/PI Provision Endorsement

                          - Liability Endorsement - War or Terrorism Exclusion

                          - International Commercial General Liability

                          - DIC/DIL -Primary CGL for U.K. based subsidiaries of Perle Systems Limited, place in the U.K.
--------------------------------------------------------------------------------------------------------------------------------
MAJOR EXCLUSIONS          - Pollution (except "hostile fire")

                          - Workers' Compensation

                          - Nuclear

                          - Asbestos

                          - War or Terrorism

                          - Exclusion-Professional Liability

                          - Intellectual Property Exclusion

                          Millenium Date Change Total Exclusion
--------------------------------------------------------------------------------------------------------------------------------

3.       UMBRELLA POLICY

--------------------------------------------------------------------------------------------------------------------------------
                          CHUBB INSURANCE COMPANY OF CANADA
--------------------------------------------------------------------------------------------------------------------------------
NAME INSURED              Perle Systems Limited - Policy Number 79218499
--------------------------------------------------------------------------------------------------------------------------------
PERIOD OF                 From: June 15,2003 to June 15,2004
INSURANCE
--------------------------------------------------------------------------------------------------------------------------------
DETAILS OF                COVERAGE 1 - UMBRELLA LIABILITY
COVERAGE
                          Limits of Liability: (including Sublimits, Aggregates)

                          CDN$       15,000,000      LIMIT OF LIABILITY
                          Excess of Underlying policies
--------------------------------------------------------------------------------------------------------------------------------
DEDICTIBLES               Self Insured Retension: NIL
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL                UNDERLYING POLICIES
DETAILS
                          - Coverage: Commercial General Liability incl. Personal and Advertising Injury Products Completed
--------------------------------------------------------------------------------------------------------------------------------

                                              Schedules Revised October 21, 2003

--------------------------------------------------------------------------------------------------------------------------------
                            Operations, Blanket Contractual, Non-owned Automobile, Employee Benefits, Employers Liability,
                            Tenants Legal Liability, including International Commercial General Liability

                          SUBJECT TO:

                          - SEF No. 7 Standard Excess Automobile Policy

                          - Care, Custody or Control Exclusions - Personal Property

                          - Foreign Exclusion Coverage

                          - 90 Days Cancellation Notice

                          - Defense Provision Endorsement

                          - Electronic Errors & Omissions Exclusion

                          - Non Accumulation of limits Endorsement - Coverage A and B

                          - Duties in the Even of Occurrence, Claim or Suit Condition

                          - USA Provision

                          - Extended Reporting Period Endorsement
--------------------------------------------------------------------------------------------------------------------------------
MAJOR                     - Pollution
EXCLUSIONS
                          - Workers' Compensation

                          - Nuclear

                          - Professional Liability Errors & Omissions

                          - Intellectual Property Exclusion
--------------------------------------------------------------------------------------------------------------------------------
TERMS AND                 - 90 DAYS' CANCELLATION NOTICE
CONDITIONS
                          - DIC/DIL Primary Umbrella Liability policy place in U.K. for U.K. subsidiaries of Perle Systems
                            Limited
--------------------------------------------------------------------------------------------------------------------------------

4.       MARINE CARGO/TRANSIT

--------------------------------------------------------------------------------------------------------------------------------
COMPANY                   ZURICH INSURANCE COMPANY
--------------------------------------------------------------------------------------------------------------------------------
NAME INSURED              Perle Systems Limited - Policy 8557549
--------------------------------------------------------------------------------------------------------------------------------
PERIOD OF                 From: June 15,2003 to June 15,2004
INSURANCE
--------------------------------------------------------------------------------------------------------------------------------
DETAILS OF                COVERAGE 1 - MARINE
COVERAGE
                          Limits of Liability:)

                          CDN$        5,000,000      LIMIT OF LIABILITY
                                                     Any one vessel, aircraft, railcar, truck, common carrier, courier or any one connecting conveyance
--------------------------------------------------------------------------------------------------------------------------------
DEDUCTIBLES               CDN$            5,000      Any one shipment (excepting Total Loss, General Average, etc., which is payable in full
--------------------------------------------------------------------------------------------------------------------------------

                                              Schedules Revised October 21, 2003

--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL                SHIPPING AREAS:
DETAILS
                          - Worldwide

                          INSURING CONDITIONS:

                          - To insure all goods during transit from seller's inland warehouse, during overseas transit until delivered into buyer's inland warehouse, against "All Risks" of physical loss or damage

                          WAR & STRIKES:

                          - The risks of physical loss or damage CAUSED BY WAR, STRIKES, RIOTS AN CIVIL COMMOTIONS TO BE
                            INCLUDED AS PER THE INSTITUTE CLAUSES
--------------------------------------------------------------------------------------------------------------------------------
VALUATION                 A)    IMPORTED RAW MATERIALS:
CLAUSES                         Merchandise to be valued at amount of manufacturer's commercial invoice, including all charges included in the invoice, and including prepared and/or advanced freight payable; plus 10% added thereto.

                                Duty declared and insured separated at the actual amount payable.

                          B)    SOLD PRODUCTS:
                                Selling Price Foreign currencies of invoices to be converted into Canadian  Currency at Bankers'
                                sight rate exchange in Toronto on date of receipt of invoice
--------------------------------------------------------------------------------------------------------------------------------
INSURING                  - Institute Cargo Clauses (A) 1/1/82
CONDITIONS
                          - Institute Cargo Clauses (Air) (excluding sendings by Post) 1/1/82

                          - Institute War Clauses (Air Cargo) (excluding sendings by Post) 1/1/82

                          - Institute Strikes Clauses (Cargo) 1/1/82

                          - Institute Strikes Clauses (Air Cargo) 1/1/82

                          - Institute Classification Clause 01/01/01

                          - Excluding Electrical and Mechanical Derangement unless caused by an insured peril

                          - Excluding the cost of recalibration unless caused by an insured peril

                          - Coverage extended to cover loading and unloading

                          Termination of Transit Clause (Terrorism)

5.       MOTOR POLICY

Perle Systems Europe Limited, Chase Research Limited and Specialix International Limited and or subsidiary companies.

Insurer:               Summit Insurance

Policy No:             FCMN0811975

Period:                1st December 2002 - December 1, 2003

Cover:                 Comprehensive

Insured Vehicles:      Any Private Type Motor Car the property of or Hired, Lent
                       or Leased to the Insured

Limitation of Use:     Social Domestic and Pleasure

Excess:                AD, Fire, Theft Windscreen, Rings, Coats and Personal
                       Effects

                                              Schedules Revised October 21, 2003

6.       DIRECTORS & OFFICERS LIABILITY POLICY

         American Home Assurance Company
         Term: December 10, 2002 to December 10, 2003
         Limit of liability: $1,000,000

         $100,000 - Retention applicable to Oppressive Conduct Claims, Employees Practice claims, Canadian Pollution claims, all other claims, except

         $250,000 - Retention applicable to Securities claims

7.       KEYMAN LIFE INSURANCE

         The Canada Life Assurance Company - Life Insurance Policy
         Policy Numbers:
                            05121880 - Joe Perle - Coverage 2,000,000
                            3464344 - John Feeney - Coverage 1,000,000
                            05794913 - Derrick Barnett - Coverage 500,000 Owner and Beneficiary: Perle Systems Limited
         Term: June 1999 to June 2009 - 10-year term

8.       TRADE CREDIT INSURANCE

A)       EULER AMERICAN CREDIT INDEMNITY

Policy Number: 3750720
Term: December 1, 2002 - December 1, 2003

PENDING CLAIMS

         a)  China National Railway ("CS&S"). Approximately US$133,000

B)       GNCM INTERNATIONAL (UNITED KINGDOM)

Policy number: 30878
Insurance terminated: August 31, 2001

         a)         Logitek Distribution Limited - GBP158,493.65

         b)         Sinosoft Company Limited - US$39,570.00

         c)         Open Technologies Inc. - US$32,710.27

                                              Schedules Revised October 21, 2003

                                SCHEDULE 3.1.30
                                   LITIGATION

Litigation

     1. Italy: Employment law claim with former employee, Domenico Policella. Settlement offered at E6500.

     2. USA: Gaedecke Holdings: Nashville, Tennessee landlord. Papers filed for non- payment of rent, settlement at 18 months agreed, papers will be withdrawn. Total exposure $48K.

     3. Litigation instituted by Perle Systems GmbH to recover outstanding amount from Dataset Computer Peripherals in the amount EUR176,290.

Threatened litigation:

     4. USA: AESP Inc, formerly NCS Inc. - Former Chase Research PLC supplier, litigation threatened for payment of $38K in respect of non take up of component part production run.

                                              Schedules Revised October 21, 2003

                                SCHEDULE 3.1.32
                               MATERIAL CONTRACTS

ASIA

C S & S
55 Xueyuan South Road
Hiaden Diist In Beijing
10081 China

Cayee Computer Limited
Unit 3106, Tower 2 Metroplaza
223 King Fong Road
Kwai Chai NT
Hong Kong

Beijing Mudan Pentium
Rm 1627 Haitan Building
No. 229 Beisihuan
Hai Dian District
Beijing, P.R. China

Inter Solution Marketing Co.
Exos, Ebis Bldg 5F, 1-24-14
Ebisu, Shibuya-ku, Tokyo
150-0013 Japan

USA

Express Systems Inc.
640 Herman Road
Building #5
Jackson, NJ 08527

Ingram Micro
1600 E. St. Andrew Place
Santa Ana, CA 92799-5125

                                              Schedules Revised October 21, 2003

Tech Data
5350 Tech Data Drive
Clearwater, FL 34620

EMEA

Open Computing Ltd
Nepshaw Lane South
Gildersome
Leeds LS27 7JQ
United Kingdom

Sphinx CTS
Unit 1, Maple Park
Lowfields Avenue
Leeds, LS 12 6HH
England

Risc Technology
Parc Des Barbabbiers
1 Allee Des Bas Tilliers
92632 France

Strhold SPA
Via Cipriani 2
Reggio, Emilia
42100 Italy

C. Melchers GmbH & Co.
Schlachte 39/40
Bremen
D28195 Germany

Frame
32 Avenue de L'Europe
Velizy,
78346 France

                                              Schedules Revised October 21, 2003

Active Solutions SAS
Di Guido D'Alonzo & C
Viale Dell Rimembranze
Di Lamberte 27
20134 Italy

Ipvista
Service Des Achats
38-40, Rue Victor
Courbevoie, Cedex
92400 France

Logistics Contracts

Tomauri Inc.
30 W Beaver Creek Road,
Unit 13,
Richmond Hill, Ontario
L4B 3K1

Supplier Contracts

Connor Solutions
Gadwell Road
Rainton Bridge
5 Businee Park, Houghtonle Spring
Tyne & Wear
DH4 5NL
England

IDSM Electronics Sdn. Bhd.
No 21 &23 Jalan Caggih 10
Taman, Perindustrian Cemerlang
81800 Ulu Tiram
Singapore

                                              Schedules Revised October 21, 2003

                                 SCHEDULE 6.1.3
                             MANAGEMENT AGREEMENTS

BSI MANAGEMENT SYSTEMS COMPANY
17 Four Seasons Place, Suite 102
Toronto, Ontario
M9B 6E6
Canada
-Agreement for - ISO audits / consultation

MANDUKWE
c/o HO Financial
1067 Yonge Street
Toronto, Ontario
M4W 2L2
- Geoff Matus - financial consulting services

COTTONWOOD COMPUTER CONSULTANTS
St. Malo, Manitoba
- Dave Graupner - computer consulting services

                                              Schedules Revised October 21, 2003

                                 SCHEDULE 6.1.8
                              EMPLOYMENT CONTRACTS

A. Refer to Severance Contracts letters (copies forwarded) for the following employees:

         Joseph Perle
         John Feeney
         Derrick Barnett

New Contracts

To be negotiated

B.       Benefit Plans Under Perle

CANADA

The Canada Life Assurance Company
330 University Avenue, Toronto, Ontario M5G 1R8

Group Insurance Life and Health Plan for all employees in Canada
              Premium depends on number of employees
              Policy No. GH 28965 Division: 0000

The Provident Life and Accident Insurance Company
Toronto, Ontario

Group Long-term Disability Plan
              Premium changes depending on number of employees)
              Policy No. 0084971

USA

Coverage for all employees in USA

Group Life & Health Insurance for employees
BlueCross BlueShield of Illinois (See policy attached)
300 East Randolph Street, Chicago, IL 60601-5099

     PPO Plan outside Illinois
     Policy Number: P71691

                                              Schedules Revised October 21, 2003

     Premium depends on number on employees and if family or single coverage required.

Group Life Insurance, Long-term and Short-term Disability Plan
The Guardian Life Insurance Company of America
Policy number. G- 343442 -F-02
Premium based on number of employees of the company

401 (K) for employees in USA
Benefits Street
Premium plus monthly costs varies depending on maintenance required.

For Specialix Inc. US Employees Only

Pan America Retirement and Investment Services
 - Pension Plan
 - No one on plan - closing plan

EUROPE

Specialix Plc

Specialix Plc 1994 Pension Plan Scheme - Broker: Jardine Lloyd Thompson Dormant scheme for former employees. In the process of canceling.

Perle Systems Europe Limited

UK Employees Pension Scheme- Broker: Norwich Union
Group personal pension - non-contributory plan, individual policies held by employees

Group Health Plan
AXA Healthcare
Administered by Healthwise, Hampshire, UK
Policy No. 80925

                                       17